UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2012

3M COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

File No. 1-3285	41-0417775
(Commission File Number)	(IRS Employer Identification No.)

3M Center, St. Paul, Minnesota	55144-1000
(Address of Principal Executive Offices)	(Zip Code)

(651) 733-1110

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers

(b) On February 8, 2012, the Company’s Board of Directors announced that George W. Buckley, the Chairman of the Board, President, and Chief Executive Officer of 3M Company (the “Company”), will retire from the Company on June 1, 2012.  Mr. Buckley will step down as President and Chief Executive Officer effective February 23, 2012 (the date his employment contract ends) and will remain as executive Chairman of the Board through the Annual Meeting on May 8, 2012 and as an employee of the Company until June 1, 2012, at which time he will retire from the Company.

(c) and (d) Also on February 8, 2012, the Company’s Board of Directors announced that Mr. Inge G. Thulin would succeed Mr. Buckley as President and Chief Executive Officer, effective February 24, 2012.  The Board also elected Mr. Thulin as a director effective immediately for a term that expires at the 2012 annual meeting and announced their intention to elect Mr. Thulin as Chairman of the Board effective May 8, 2012 upon his election for a one-year term as a director by stockholders at the 2012 annual meeting.  Mr. Thulin, age 58, has served as the Company’s Executive Vice President and Chief Operating Officer since May 2011.  From October 2004 to May 2011, he served as Executive Vice President of International Operations.  Mr. Thulin currently serves on the Board of Directors of The Toro Company.

The following describes Mr. Thulin’s compensation arrangements with the Company as President and Chief Executive Officer:

Cash — Mr. Thulin’s annual target cash compensation will be $3,300,000 — composed of an annual base salary of $1,300,000 paid monthly plus a target annual incentive compensation of $2,000,000.  For 2012 only, both amounts will be prorated for the month and year of appointment.  Mr. Thulin’s actual annual incentive compensation may be more or less than this target amount, to be determined in the discretion of the Compensation Committee and depending on his individual performance as well as the performance of the Company as compared to relevant benchmarks.  The amount of Mr. Thulin’s cash compensation will be reviewed at least annually and may be adjusted by the Compensation Committee and Board of Directors.

Long-Term Incentives — The Compensation Committee and Board of Directors will determine the value of Mr. Thulin’s annual long-term incentive grants each year based on market data from 3M’s benchmarking groups as well as his individual performance.  For 2012, his grants will have a target value of $8,000,000.  The ultimate value of these grants will depend on the performance of the Company and its stock price.  These 2012 grants will be in the form of stock options and performance shares, although the Compensation Committee and Board of Directors reserve the right to change the form of future grants as well as the target value depending on his individual performance and the quality of his leadership.

Benefits and Perquisites — Mr. Thulin will be eligible for the same retirement and welfare benefits as the Company makes available to its other similarly situated executives.  He will also continue to receive financial planning assistance similar to what he is receiving currently.  Mr. Thulin will be expected to use 3M’s corporate aircraft for all business and personal travel to ensure his personal safety and security while traveling.  3M will also provide an appropriate vehicle and driver for his business travel in the Twin Cities metropolitan area (including commuting to and from the Company’s offices), and will pay all expenses of operating this vehicle.  3M will not provide tax gross-up payments with respect to any of these perquisites.

A copy of the Company’s press release announcing Mr. Thulin’s appointment as President and Chief Executive Officer and election as a director as well as Mr. Buckley’s retirement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued February 8, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY

By:	/s/	Gregg M. Larson
Gregg M. Larson,
Deputy General Counsel and Secretary

Dated: February 8, 2012